SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)

of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) March 29, 2007

EXOBOX TECHNOLOGIES CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

88-0456274
(IRS Employer Identification Number)

6303 Beverly Hill, Suite 210
Houston, Texas 77057
(Address of principal executive offices)

Robert B. Dillon, President
Exobox Technologies Corp.
6303 Beverly Hill, Suite 210
Houston, Texas 77057
(Name and address of agent for service)

(713) 781-6173
(Telephone number, including area code of agent for service)

ITEM 3.02 - UNREGISTERED SALES OF EQUITY SECURITIES

Effective the 26th day of March 2007, Exobox entered into an agreement with Manillo Investors, Ltd. to issue shares of Series E Convertible Preferred Stock that is convertible into 2.5% of the common equity of the Company for a total purchase price of $2,000,000 which will be funded periodically over approximately a 24 month period. Exobox may cancel the agreement at any time and only issue the pro-rata portion of the Series E Convertible Preferred Stock that has been paid for to the date of termination. This description supersedes the description of the financing described in the Company’s Form 10QSB filed March 26, 2007.

ITEM 8. OTHER EVENTS

ITEM 8.01 - OTHER EVENTS

Exobox received its first patent from the United States Patent and Trademark Office on December 5, 2006, under U.S. Patent No. 7,146,640 (“Patent”).  The Patent was issued to Exobox founders and inventors, Scott Russell Copeland and Reginald A. Goodman (“Inventors”), and irrevocably assigned by the Inventors to Exobox.  The Patent results from the first of several patent applications filed on behalf of the Company regarding Exobox’s revolutionary technology and pertains to the Company’s server-based network technology.  The Company’s other pending domestic and foreign patent applications are being timely pursued by Osha Liang LLP, the Company’s outside patent and trademark counsel.”

By: /s/Robert B. Dillon Robert B. Dillon, President Dated: March 29, 2007